CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 26, 2011, accompanying the financial statements of Morgan Stanley "30 for 2013" Portfolio (included in Van Kampen Unit Trusts, Series 892) as of May 31, 2011, and for the period from June 1, 2009 (Initial Date of Deposit) through May 31, 2010 and for the year ended May 31, 2011 and the financial highlights for the period from June 1, 2009 (Initial Date of Deposit) through May 31, 2010 and for the year ended May 31, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-159235) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
September 26, 2011